                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                          The SABRE Group Holdings, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                         THE SABRE GROUP HOLDINGS, INC.
    P.O. BOX 619615, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9615

                                              March 31, 1997

TO OUR STOCKHOLDERS,

    You are cordially invited to attend the annual meeting of stockholders of The SABRE Group Holdings, Inc., which will be held in the Park West Ballroom of The Omni Hotel Park West at 1590 LBJ Freeway, Dallas, Texas 75234, on Wednesday, May 21, 1997, at 1:00 P.M., Central Daylight Time. An Official Notice of the Meeting, Proxy Statement and form of proxy are enclosed with this letter.

    We hope that those of you who plan to attend the annual meeting will join us beforehand for refreshments. If you cannot be present, please execute and return the proxy card in the enclosed envelope so that your shares will be represented. If you plan to attend the annual meeting, please make certain that you mark the appropriate box on the proxy card when you return it, and bring to the annual meeting the admission ticket that is printed on the last page of the proxy statement.

                                              Sincerely,

                                                        [SIGCUT]

                                              Robert L. Crandall

                                              CHAIRMAN OF THE BOARD

                         THE SABRE GROUP HOLDINGS, INC.

    P.O. BOX 619615, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9615
                            ------------------------

               OFFICIAL NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             ---------------------

    The annual meeting of stockholders of The SABRE Group Holdings, Inc., will be held in the Park West Ballroom of The Omni Hotel Park West at 1590 LBJ Freeway, Dallas, Texas 75234, on Wednesday, May 21, 1997, at 1:00 P.M., Central Daylight Time, for the purpose of considering and acting upon the following:

        (1) election of directors;

        (2) ratification of the selection of Ernst & Young LLP as independent auditors for the year 1997;

        (3) approval of an Employee Stock Purchase Plan;

and such other matters as may properly come before the meeting or any adjournments thereof.

    If you plan to attend the annual meeting, please check the appropriate box on your proxy card when you return it, and bring to the annual meeting the admission ticket that is printed on the last page of the proxy statement. Only stockholders of record at the close of business on March 24, 1997, will be entitled to attend or to vote at the meeting.

                                        By Order of the Board of Directors,

                                        Andrew B. Steinberg
                                        SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                        AND CORPORATE SECRETARY

March 31, 1997

    IF YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU MUST HAVE AN ADMISSION TICKET (PRINTED ON THE LAST PAGE OF THE PROXY STATEMENT) OR OTHER PROOF OF SHARE OWNERSHIP. IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE SO THAT YOUR SHARES WILL BE VOTED. THE ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                         THE SABRE GROUP HOLDINGS, INC.

    P.O. BOX 619615, DALLAS/FORT WORTH INTERNATIONAL AIRPORT, TX 75261-9615

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 1997

    This statement and the form of proxy are being mailed to stockholders on or around March 31, 1997, in connection with a solicitation of proxies by the Board of Directors of The SABRE Group Holdings, Inc. (the "Corporation") for use at the annual meeting of stockholders to be held on May 21, 1997.

    If the enclosed form of proxy is signed and returned, it will be voted as specified in the proxy, or if no vote is specified, it will be voted FOR each of the matters described in this statement, and as to any other matters, it will be voted in the discretion of the proxy holder. A stockholder who executes a proxy may revoke it at any time before it is voted.

    The Corporation will bear the cost of this solicitation. In addition to using the mails, proxies may be solicited by directors, officers and regular employees of the Corporation or its subsidiaries, in person or by telephone. The Corporation will also request brokers or nominees who hold common stock in their names to forward proxy material at the Corporation's expense to the beneficial owners of such stock, and has retained D.F. King & Co., Inc., a firm of professional proxy solicitors, to aid in the solicitation at an estimated fee of $6,000 plus reimbursement of normal expenses.

                      OUTSTANDING STOCK AND VOTING RIGHTS

    The holders of record at the close of business on March 24, 1997, of the Corporation's common stock will be entitled to vote at the meeting. On that date, the Corporation had outstanding 23,409,217 shares of Class A Common Stock and 107,374,000 shares of Class B Common Stock. Each holder of Class A Common Stock will be entitled to one vote in person or by proxy for each share of Class A Common Stock held. Each holder of Class B Common Stock will be entitled to 10 votes in person or by proxy for each share of Class B Common Stock held. AMR Corporation ("AMR") owns 100% of the Class B Common Stock.

    Directors of the Corporation are elected by a plurality of the votes cast at the annual meeting. Any other matters submitted to vote of the stockholders will be determined by a majority of the votes cast at the annual meeting. Abstentions from voting (including broker non-votes) on the election of directors or on other matters will have no effect on the outcome of such votes, because they are determined on the basis of votes cast, and abstentions are not counted as votes cast.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

    From time to time, stockholders present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the annual meeting. In addition, the Compensation/Nominating Committee of the Board of Directors will consider recommendations by stockholders for nominees for election as directors. Such recommendations should be submitted in writing to the Corporate Secretary of the Corporation with a suitable description of the nominee's qualifications and evidence of his or her consent to serve. Proposals for inclusion in the 1998 proxy statement, and director nominations, must be received by the Corporation no later than December 1, 1997. Proposals and nominations must be made by a stockholder entitled to vote at the 1998 annual meeting and must comply with the notice requirements in the Corporation's by-laws. Proposals and nominations, as well as any questions related thereto, should be directed to the Corporate Secretary of the Corporation.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes of directors with staggered terms. Each director was elected to an initial term which expires on the annual meeting date occurring one, two or three years after the director was first elected. Thereafter, directors are elected to terms which expire on the annual meeting date three years following the annual meeting at which they are elected.

    The terms of three directors will expire at the annual meeting in 1997. It is proposed that those three directors, who are named on the next page, be re-elected at the annual meeting for three-year terms that will expire at the annual meeting in 2000. Directors will be elected by a plurality of the votes cast.

    Unless otherwise indicated, all proxies that authorize the proxy holder to vote for the election of directors will be voted FOR the election of the nominees listed on the next page. If any nominee becomes unavailable for election as a result of unforeseen circumstances, it is the intention of the proxy holder to vote for the election of such substitute nominee, if any, as the Board of Directors may propose.

                       NOMINEES FOR ELECTION AS DIRECTORS

    Each of the nominees for election as a director has furnished to the Corporation the following information with respect to principal occupation or employment and principal business directorships.

BUSINESS AFFILIATIONS

    EDWARD A. BRENNAN, retired Chairman, President and Chief Executive Officer, Sears, Roebuck and Co., Chicago, Illinois; merchandising. He is also a director of The Allstate Corporation, AMR Corporation, American Airlines, Inc., Dean Foods Company, Dean Witter, Discover & Company, Minnesota Mining and Manufacturing Company, and Unicom Corporation.

        Mr. Brennan is 63. He became a director on November 18, 1996, with a term expiring at the annual meeting in 1997. He is Chairman of the Compensation/Nominating Committee.

    DEE J. KELLY, Senior Founding Partner, Kelly, Hart & Hallman, P.C., Fort Worth, Texas; law firm. He is also a director of AMR Corporation, American Airlines, Inc. and Justin Industries, Inc.

        Mr. Kelly is 68. He became a director on November 18, 1996, with a term expiring at the annual meeting in 1997. He is a member of the Executive Committee and the Compensation/ Nominating Committee.

    ANNE H. MCNAMARA, Senior Vice President and General Counsel, AMR Corporation and American Airlines, Inc., Fort Worth, Texas; air transportation and diversified services. She is also a director of LG&E Energy Corporation and Louisville Gas and Electric Company.

        Mrs. McNamara is 49. She became a director on August 7, 1996, with a term expiring at the annual meeting in 1997.

    A plurality of the votes cast is necessary for the election of a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

                              CONTINUING DIRECTORS

    GERARD J. ARPEY, Senior Vice President and Chief Financial Officer of AMR Corporation and Senior Vice President-Finance and Planning and Chief Financial Officer of American Airlines, Inc., Fort Worth, Texas; air transportation and diversified services.

        Mr. Arpey is 38. He became a director in July, 1996, with a term expiring at the annual meeting in 1998. He is a member of the Executive Committee.

    ROBERT L. CRANDALL, Chairman of the Board, President and Chief Executive Officer of AMR Corporation and Chairman of the Board and Chief Executive Officer of American Airlines, Inc., Fort Worth, Texas; air transportation and diversified services. He is also a director of AMR Corporation, American Airlines, Inc. and Halliburton Company.

        Mr. Crandall is 61. He became a director in July 1996, with a term expiring at the annual meeting in 1999. He is Chairman of the Board and the Executive Committee.

    MICHAEL J. DURHAM, President and Chief Executive Officer of The SABRE Group Holdings, Inc., Fort Worth, Texas; information systems.

        Mr. Durham is 46. He became a director in July 1996, with a term expiring at the annual meeting in 1999. He is a member of the Executive Committee.

    PAUL C. ELY, JR., General Partner of Alpha Partners, Menlo Park, California; venture capital; and President of Santa Cruz Yachts, Santa Cruz, California; yacht manufacturing. He is also a director of Parker Hannifin Corporation and Tektronix, Inc.

        Mr. Ely is 65. He became a director on January 14, 1997, with a term expiring at the annual meeting in 1998. He is a member of the Audit Committee and the Compensation/ Nominating Committee.

    GLENN W. MARSCHEL, JR., President and Chief Executive Officer of Paging Network, Inc., Plano, Texas; telecommunications. He is also a director of Paging Network, Inc.

        Mr. Marschel is 50. He became a director on November 18, 1996, with a term expiring at the annual meeting in 1998. He is a member of the Audit Committee and the Compensation/ Nominating Committee.

    BOB L. MARTIN, President and Chief Executive Officer of Wal-Mart International, Inc.; retailing.

        Mr. Martin is 48. He became a director on January 14, 1997, with a term expiring at the annual meeting in 1999. He is a member of the Audit Committee and the Compensation/ Nominating Committee.

    RICHARD L. THOMAS, retired Chairman of First Chicago NBD Corporation; financial services. He is also a director of CNA Financial Corporation, First Chicago NBD Corporation, IMC Global, Inc., PMI Group, Inc. and Sara Lee Corporation.

        Mr. Thomas is 66. He became a director on November 18, 1996, with a term expiring at the annual meeting in 1999. He is Chairman of the Audit Committee and a member of the Compensation/Nominating Committee.

                                BOARD COMMITTEES

    The Corporation has standing Audit, Executive and Compensation/Nominating Committees which perform the functions described below. The Board of Directors held one meeting in 1996 following the Corporation's initial public offering ("IPO") of Class A Common Stock. All of the directors listed above attended at least 75% of the meetings of the Board of Directors and committees held during the periods in which they served on the Board of Directors or such committees.

    The Audit Committee, which is composed entirely of directors who are neither employees or officers of AMR or the Corporation nor directors of AMR, met once during 1996 with the Corporation's independent auditors, representatives of management, and the internal audit staff. The Audit Committee recommends the selection of independent auditors, reviews the scope and results of the annual audit, reviews the Corporation's consolidated financial statements, reviews the scope of non-audit services provided by the independent auditors, and reviews reports of the independent auditors.

    The Executive Committee did not meet during 1996. The Executive Committee may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, with the exception of such powers and authority as are specifically reserved to the Board.

    The Compensation/Nominating Committee, which is composed entirely of directors who are not employees or officers of the Corporation or AMR, did not meet during 1996. The Compensation/Nominating Committee makes recommendations with respect to compensation and benefit programs for the officers and directors of the Corporation and its subsidiaries. It also makes recommendations with respect to assignments to committees of the Board of Directors and promotions, changes and succession among the senior management of the Corporation and its subsidiaries, and recommends suitable candidates for election to the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation/Nominating Committee consists of Messrs. Brennan, Ely, D.J. Kelly, Marschel, Martin and Thomas. No member of the Compensation/Nominating Committee is a current or former employee or officer of the Corporation or any of its affiliates or has any interlocking relationship with any other corporation that requires specific disclosure under this heading.

    The law firm of Kelly, Hart & Hallman, P.C. performed legal services for the Corporation in 1996. Mr. D.J. Kelly is a partner of the firm.

COMPENSATION OF DIRECTORS

    Outside directors of the Corporation receive a semi-annual retainer of $12,500 for service on the Board of Directors and $1,000 for each day of Board or Committee meetings attended. Directors may defer payment of all or any part of these fees pursuant to two deferral plans. Under the first of these deferral plans, the Corporation will pay interest on the amount deferred at the prime rate from time to time in effect at The Chase Manhattan Bank, N.A. Under the second deferral plan, compensation deferred during any calendar month is converted into stock equivalent units by dividing the total amount of deferred compensation by the average fair market value (as defined in the Corporation's 1996 Long Term Incentive Plan (the "LTIP")) of the Corporation's Class A Common Stock for such month. At the end of the deferral period, the Corporation will pay to the director an amount in cash equal to the number of accumulated stock equivalent units multiplied by the average fair market value of the Corporation's Class A Common Stock for the month in which the deferral period terminates.

    Pursuant to the Corporation's 1996 Directors Stock Incentive Plan (the "SIP"), on the first business day after the annual meeting of shareholders, each outside director who has been elected to serve for the following year will receive options for 3,000 shares of the Corporation's Class A Common Stock. In addition, each new outside director elected since the preceding annual meeting of shareholders will receive a one-time award of options for 10,000 shares of the Corporation's Class A Common Stock. Options will have an exercise price equal to the fair market value of the Corporation's Class A Common Stock on the date of grant, will generally vest in 20% increments over five years and will expire three years after the Director's retirement from the Board. No options were awarded during 1996 under the SIP.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table sets forth the compensation for the past two years paid to the individuals who, as of December 31, 1996, were the five most highly compensated executive officers of the Corporation (the "named executive officers").

                                                                                       AWARDS
                                 ANNUAL COMPENSATION                    ------------------------------------    PAYOUTS
                ------------------------------------------------------   RESTRICTED                           -----------
                                                      OTHER ANNUAL          STOCK      SECURITIES UNDERLYING     LTIP
     NAME         YEAR      SALARY     BONUS(1)       COMPENSATION        AWARDS(2)     OPTIONS/ SARS(#)(3)   PAYOUTS(4)
--------------  ---------  ---------  -----------  -------------------  -------------  ---------------------  -----------
M.J. Durham       1996     $ 393,583   $ 230,000               $0         $       0            158,750         $
                  1995       360,417     239,672                0                 0             17,400           321,800
-------------------------------------------------------------------------------------------------------------------------
T.M. Cook         1996       259,499      90,000                0            59,940             68,200
                  1995       239,944     110,000                0            45,544             41,150           109,700
-------------------------------------------------------------------------------------------------------------------------
T.B. Jones        1996       243,700      85,000                0                 0             49,350
                  1995       224,583     119,000                0            48,797             15,850            81,650
-------------------------------------------------------------------------------------------------------------------------
J.G. Katz         1996       187,243           0                0                 0             47,650
                  1995       166,402      73,000                0                 0              9,500            81,650
-------------------------------------------------------------------------------------------------------------------------
T.P. Kelly        1996       186,883      85,000                0                 0             47,650
                  1995       167,142      77,015                0                 0              9,500           107,000
-------------------------------------------------------------------------------------------------------------------------


                     ALL OTHER
     NAME         COMPENSATION(5)
--------------  -------------------
M.J. Durham          $   9,443
                         9,443
--------------
T.M. Cook                9,176
                         9,181
--------------
T.B. Jones               8,121
                         8,133
--------------
J.G. Katz                3,266
                         3,266
--------------
T.P. Kelly               2,551
                         2,551
--------------

Durham = Michael J. Durham, President and Chief Executive Officer
Cook   = Thomas M. Cook, Senior Vice President-SABRE Decision Technologies
Jones = Terrell B. Jones, Senior Vice President-SABRE Interactive and Chief Information Officer
Katz   = Jeffrey G. Katz, Senior Vice President-SABRE Travel Information Network
           (resigned from the Corporation on March 31, 1997)
Kelly = T. Patrick Kelly, Senior Vice President, Chief Financial Officer and Treasurer
----------------------------------
(1) The amounts shown for 1996 represent payments made in 1997 pursuant to the Corporation's Variable Compensation Plan for 1996 services. The amounts shown for 1995 represent payments made in 1996 pursuant to the Corporation's Variable Compensation Plan for 1995 services. (See discussion on page 20 of this proxy statement.)

(2) The value of the 1996 restricted stock award disclosed in this column of the Summary Compensation Table is based on the IPO price of the Corporation's Class A Common Stock of $27.00 and does not include the value of grants of restricted shares received in the conversion of deferred shares of AMR common stock that vest at retirement ("AMR Career Equity"). The value of the 1995 restricted stock award is based on the average market price of AMR common stock of $65.063 on the New York Stock Exchange ("NYSE") on the date of grant (April 24, 1995).

                                           (SEE NEXT PAGE FOR ADDITIONAL NOTES.)

    The following table sets forth certain information concerning restricted stock awards:

                    RESTRICTED STOCK; TOTAL SHARES AND VALUE

                      TOTAL NUMBER OF        AGGREGATE MARKET VALUE
                     RESTRICTED SHARES        OF RESTRICTED SHARES
     NAME            HELD AT FY-END(A)          HELD AT FY-END(B)
--------------  ---------------------------  -----------------------
M.J. Durham          2,000 AMR   24,520 TSG        $   861,871
T.M. Cook            1,100 AMR   60,730 TSG          1,790,956
T.B. Jones           1,350 AMR   16,620 TSG            583,686
J.G. Katz              400 AMR    5,630 TSG            192,611
T.P. Kelly             600 AMR    4,440 TSG            177,278
--------------------------------------------------------------------

    (A) AMR restricted shares consists of shares awarded under AMR's restricted stock plan which vest in years 1997 and 1998 and which were not converted to the Corporation's restricted shares at the IPO. Except for Mr. Cook, the Corporation's restricted shares consist of restricted shares of the Corporation's Class A Common Stock which vest in 1999, which were received along with options to purchase the Corporation's Class A Common Stock in the conversion of AMR Career Equity. The Corporation's restricted shares shown for Mr. Cook consist of deferred shares of the Corporation's Class A Common Stock, which vest at retirement ("TSGH Career Equity") that were received in exchange for AMR Career Equity and of the Corporation's restricted shares received in 1996 that vest in April 1999, in accordance with his employment agreement.

       The following table sets forth certain information concerning TSG stock awards received in conversion of AMR stock awards.

                   AWARDS RECEIVED IN CONVERSION
                      OF AMR CAREER EQUITY(1)
                -----------------------------------
                RESTRICTED     STOCK      CAREER      STOCK OPTIONS   1995-1997 PERFORMANCE
     NAME         SHARES      OPTIONS     EQUITY        CONVERTED       SHARES CONVERTED
--------------  -----------  ---------  -----------  ---------------  ---------------------
M.J. Durham         24,520     196,150           0        113,880              17,710
T.M. Cook                0           0      58,510         75,980               6,960
T.B. Jones          16,620      66,500           0         43,390               6,010
J.G. Katz            5,630      45,000           0         26,920               6,330
T.P. Kelly           4,440      35,450           0         41,160               9,170
-------------------------------------------------------------------------------------------

       (1) The present value of outstanding AMR Career Equity held by the named executive officers prior to the Corporation's IPO, except for Mr. Cook, was converted to a combination of the Corporation's restricted shares and stock options. The number of restricted shares and stock options received was dependent on an election by the executive between different preset combinations of restricted shares and stock options that included up to a 10% premium over the AMR Career Equity present value.

    (B) Based on the average market price of AMR common stock of $89.188 and of the Corporation's Class A Common Stock of $27.875 on the NYSE on December 31, 1996.

                                           (SEE NEXT PAGE FOR ADDITIONAL NOTES.)

(3) The amounts shown for 1996 option grants include annual grants and one-time grants made in connection with the IPO. A portion of each of the one-time grants is an acceleration of grants that would otherwise have been made in 1997. The amounts shown for 1996 do not include options received in the conversion of AMR options and options received in the conversion of AMR Career Equity. The amounts shown for 1995 grants of options represent options received at the IPO in the conversion of 1995 AMR options.

(4) The following table sets forth information concerning LTIP payouts:

                                  LTIP PAYOUT
--------------------------------------------------------------------------------
                            PERFORMANCE RETURN     PERFORMANCE SHARE
     NAME         YEAR          PAYMENT(A)         PROGRAM PAYOUT(B)     TOTAL
--------------  ---------  ---------------------  -------------------  ---------
M.J. Durham          1996        $  77,000             $               $
                     1995           60,000               261,800         321,800
--------------------------------------------------------------------------------
T.M. Cook            1996           23,600
                     1995           16,200                93,500         109,700
--------------------------------------------------------------------------------
T.B. Jones           1996           23,600
                     1995           16,200                65,450          81,650
--------------------------------------------------------------------------------
J.G. Katz            1996           39,300
                     1995           16,200                65,450          81,650
--------------------------------------------------------------------------------
T.P. Kelly           1996           32,700
                     1995           13,500                93,500         107,000
--------------------------------------------------------------------------------

    (A) The amounts shown for 1996 and 1995 represent AMR performance returns, granted by AMR with respect to AMR deferred shares, which are payable annually in cash, and are based, in part, on AMR's prior five-year average return on investment. The Corporation discontinued performance returns effective with its IPO.

    (B) The amounts shown for 1995 represent payments made in 1996 under the AMR 1993-1995 performance share program for shares that were granted in 1993 and vested over a three-year performance period. It is expected that there will be payments in 1997 pursuant to the AMR 1994-1996 performance share program for shares that were granted in 1994 and vested over a three-year performance period. The amounts of these payments had not been determined as of the date of this proxy statement.

                                           (SEE NEXT PAGE FOR ADDITIONAL NOTES.)

(5) The following table sets forth information concerning all other compensation:

                                       ALL OTHER COMPENSATION
                --------------------------------------------------------------------
                                               CONTRIBUTIONS TO
                              INTEREST       DEFINED CONTRIBUTION       INSURANCE
     NAME         YEAR     DIFFERENTIAL(A)           PLANS             PREMIUMS(B)      TOTAL
--------------  ---------  ---------------  -----------------------  ---------------  ---------
M.J. Durham          1996     $       0            $       0            $   9,443     $   9,443
                     1995             0                    0                9,443         9,443
-----------------------------------------------------------------------------------------------
T.M. Cook            1996           792                    0                8,384         9,176
                     1995           797                    0                8,384         9,181
-----------------------------------------------------------------------------------------------
T.B. Jones           1996         2,043                    0                6,078         8,121
                     1995         2,055                    0                6,078         8,133
-----------------------------------------------------------------------------------------------
J.G. Katz            1996             0                    0                3,266         3,266
                     1995             0                    0                3,266         3,266
-----------------------------------------------------------------------------------------------
T.P. Kelly           1996             0                    0                2,551         2,551
                     1995             0                    0                2,551         2,551
-----------------------------------------------------------------------------------------------

    (A) Represents amounts credited but not paid in the current fiscal year and consists of the above-market portion of interest (defined as a rate of interest exceeding 120% of the applicable federal long-term rate, with compounding) on deferred compensation.

    (B) Represents the full amount of premiums paid under a split-dollar life insurance arrangement whereby the Corporation will recover certain premiums paid.

                             STOCK OPTIONS GRANTED

    The following table sets forth information concerning stock options granted during 1996 by the Corporation to the named executive officers. The hypothetical present values of stock options granted in 1996 are calculated under a modified Black-Scholes model, a mathematical formula used to value options. The actual amount, if any, realized upon the exercise of stock options will depend upon the amount by which the market price of the Corporation's Class A Common Stock on the date of exercise exceeds the exercise price. There is no assurance that the hypothetical present values of stock options reflected in this table will actually be realized.

    IF THE HYPOTHETICAL PRESENT VALUES PRESENTED IN THIS TABLE REPRESENT THE AMOUNTS ACTUALLY REALIZED UPON EXERCISE OF THE OPTIONS, THE CORRESPONDING INCREASE IN TOTAL STOCKHOLDER VALUE WOULD BE OVER $1.0 BILLION.

                        OPTIONS/SARS GRANTED IN LAST FISCAL YEAR
----------------------------------------------------------------------------------------
                                   INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------
                                   % OF TOTAL                               HYPOTHETICAL
                   SECURITIES     OPTIONS/SARS                                PRESENT
                   UNDERLYING      GRANTED TO     EXERCISE OR                 VALUE AT
                  OPTIONS/SARS    EMPLOYEES IN    BASE PRICE   EXPIRATION     DATE OF
      NAME        GRANTED(#)(1)    FISCAL YEAR     PER SHARE     DATE(2)      GRANT(3)
----------------  -------------  ---------------  -----------  -----------  ------------
M.J. Durham           158,750            18.6      $   27.00     10/11/06   $  1,466,850
T.M. Cook              68,200             8.0          27.00     10/11/06        630,168
T.B. Jones             49,350             5.8          27.00     10/11/06        455,994
J.G. Katz              47,650             5.6          27.00     10/11/06        440,286
T.P. Kelly             47,650             5.6          27.00     10/11/06        440,286

------------------------

(1) The amounts shown do not include stock options received by the named executive officers in the conversion of their outstanding AMR stock options or AMR Career Equity at the consummation of the Corporation's IPO. Further information concerning conversion of AMR Stock Awards can be found in Note 2(A) on page 8 of this proxy statement.

(2) Options have a term of ten years, have an exercise price equal to the IPO price of the Corporation's Class A Common Stock and become exercisable at the rate of 20% per year over a five-year period.

(3) The modified Black-Scholes model used to calculate the hypothetical values at date of grant considers a number of factors to estimate the option's present value, including the volatility factor of the expected market price of the Corporation's Class A Common Stock, the weighted average expected life of the option, and interest rates. The assumptions used in the valuation of the options were: stock price volatility-28%, expected life-4.5 years, interest rate-6.07%, and dividend yield-0.0%.

                           STOCK OPTION EXERCISES AND
                      DECEMBER 31, 1996 STOCK OPTION VALUE

    The following table sets forth certain information concerning AMR stock options exercised during 1996 by the named executive officers and the number and value of unexercised in-the-money options for the Corporation's Class A Common Stock at December 31, 1996. The actual amount, if any, realized upon exercise of stock options will depend upon the amount by which the market price of the Corporation's Class A Common Stock on the date of exercise exceeds the exercise price. There is no assurance that the values of unexercised in-the-money stock options (whether exercisable or unexercisable) reflected in this table will actually be realized.

          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUE
----------------------------------------------------------------------------------------------------
                                                NUMBER OF TSG SECURITIES     VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED          IN-THE-MONEY
                                                    OPTIONS/SARS AT           TSG OPTIONS/SARS AT
                  AMR SHARES                          FY-END(#)(2)                 FY-END(3)
                  ACQUIRED ON       VALUE      --------------------------  -------------------------
     NAME        EXERCISE(#)(1)   REALIZED     EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
---------------  -------------  -------------  -----------  -------------  ----------  -------------
M.J. Durham           12,000     $   400,505       80,010        388,770    $578,313       $522,274
T.M. Cook                  0               0       33,550        110,630     238,669        375,098
T.B. Jones             3,100          76,357       19,310        139,930     142,526        287,829
J.G. Katz              6,400         172,129        7,920        111,650      56,218        207,316
T.P. Kelly             1,500          72,001       22,160        102,100     166,226        198,960

------------------------

(1) Options shown represent AMR common shares acquired on exercise of AMR options prior to the Corporation's IPO. All outstanding AMR options for the named executive officers were converted at the time of the Corporation's IPO into options for the Corporation's Class A Common Stock.

(2) Exercisable options shown are options for the Corporation's Class A Common Stock received in conversion of AMR options at the time of the Corporation's IPO. Unexercisable options shown include options for the Corporation's Class A Common Stock received in conversion of AMR options at the time of the Corporation's IPO, options for the Corporation's Class A Common Stock received in conversion of AMR Career Equity and options for the Corporation's Class A Common Stock granted in connection with the Corporation's IPO and the 1996 annual grants.

(3) Based on the average market price of the Corporation's Class A Common Stock of $27.875 on December 31, 1996.

                        LONG TERM INCENTIVE PLAN AWARDS

    Under the LTIP, deferred shares of the Corporation's Class A Common Stock ("Performance Shares") may be awarded to officers and other key employees, including the named executive officers. Further information concerning Performance Shares can be found in the Compensation/
Nominating Committee Report on page 17 of this proxy statement.

                            LONG TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
-----------------------------------------------------------------------------------------------------------
                                              PERFORMANCE
                                               OR OTHER                ESTIMATED FUTURE PAYOUTS
                   NUMBER OF SHARES, UNITS   PERIOD UNTIL          UNDER NON-STOCK PRICE BASED PLANS
                             OR              MATURATION OR  -----------------------------------------------
      NAME           OTHER RIGHTS(#)(1)         PAYOUT         THRESHOLD(#)       TARGET(#)    MAXIMUM(#)
----------------  -------------------------  -------------  -------------------  -----------  -------------
M.J. Durham              14,170 Performance      12/31/98                0           14,170        42,510
                                     Shares
-----------------------------------------------------------------------------------------------------------
T.M. Cook                 6,960 Performance      12/31/98                0            6,960        20,880
                                     Shares
-----------------------------------------------------------------------------------------------------------
T.B. Jones                6,960 Performance      12/31/98                0            6,960        20,880
                                     Shares
-----------------------------------------------------------------------------------------------------------
J.G. Katz                 7,100 Performance      12/31/98                0            7,100        21,300
                                     Shares
-----------------------------------------------------------------------------------------------------------
T.P. Kelly                6,970 Performance      12/31/98                0            6,970        20,910
                                     Shares

------------------------------

(1) Performance Shares were granted pursuant to the Corporation's LTIP under the Performance Share program. This program is discussed in more detail on page 23 of this proxy statement. Amounts shown represent 1996 Performance Shares awarded. The amounts shown do not include Performance Shares received in the conversion of 1995 AMR performance shares that vest in 1997 or 1994 AMR performance shares that fully vested in 1996.

                                  PENSION PLAN

    Until December 31, 1996, each employee of the Corporation participated in the Retirement Benefit Plan of American Airlines, Inc. for Officer, Management and Specialist, and Non-Management Salaried Personnel ("Fixed Benefit Retirement Plan"), and officers of the Corporation were eligible for additional retirement benefits under the AMR Supplemental Executive Retirement Plan ("AMR SERP"). The AMR SERP provided pension benefits (calculated upon the basis of final average base salary, incentive compensation payments and performance returns) to which officers of the Corporation would be entitled, but for the limit of $120,000 on the maximum annual benefit payable under the Employee Retirement Income Security Act of 1974 ("ERISA") and the Internal Revenue Code of 1986 ("Code") and the limit on the maximum amount of compensation which may be taken into account under American's basic pension program ($150,000 for 1996).

    The following table shows typical annual benefits payable under American's Fixed Benefit Retirement Plan and the AMR SERP, based upon retirement in 1996 at age 65, to persons in specified remuneration and credited years-of-service classifications. Annual retirement benefits set forth below are subject to reduction for Social Security benefits.

                               PENSION PLAN TABLE

                         ANNUAL RETIREMENT BENEFITS
            -----------------------------------------------------
  FINAL
 AVERAGE                  CREDITED YEARS OF SERVICE
 EARNINGS      15         20         25         30         35
----------  ---------  ---------  ---------  ---------  ---------
 $ 250,000  $  75,000  $ 100,000  $ 125,000  $ 150,000  $ 175,000
   300,000     90,000    120,000    150,000    180,000    210,000
   400,000    120,000    160,000    200,000    240,000    280,000
   500,000    150,000    200,000    250,000    300,000    350,000
   600,000    180,000    240,000    300,000    360,000    420,000
   700,000    210,000    280,000    350,000    420,000    490,000
   800,000    240,000    320,000    400,000    480,000    560,000
   900,000    270,000    360,000    450,000    540,000    630,000
 1,000,000    300,000    400,000    500,000    600,000    700,000
 1,100,000    330,000    440,000    550,000    660,000    770,000

    As of December 31, 1996, the named executive officers had the following credited years of service: Mr. Durham - 16.5; Mr. Cook - 13.5; Mr. Jones - 17.0; Mr. Katz - 15.5; Mr. Kelly - 11.5. Benefits are shown in the table on the previous page using a straight-life annuity basis.

    Effective January 1, 1997, the Corporation established The SABRE Group Retirement Plan (the "SGRP"). Commencing January 1, 1997, employees of the Corporation who were under the age of 40 as of December 31, 1996 will participate in the SGRP. Employees who were age 40 or over as of December 31, 1996 and who were participants in American's Fixed Benefit Retirement Plan had the option of participating in either the SGRP or the Legacy Pension Plan (the "LPP"). The LPP is similar to American's Fixed Benefit Retirement Plan. Upon retirement, benefits under the LPP will be calculated based upon the employee's base pay for the highest consecutive five years of the ten years preceding retirement. Benefits earned by employees of the Corporation under American's Fixed Benefit Retirement Plan will be transferred to the LPP. The SGRP is a defined contribution plan qualified under Section 401(k) of the Code. For employees who participate in the SGRP, benefits payable under the LPP will be based upon credited years of service as of December 31, 1996. However, employees in the SGRP will continue to earn years of service for purposes of determining vesting and early retirement benefits under the LPP and growth in base pay will be considered for purposes of determining retirement benefits under the LPP. Pursuant to the SGRP, the Corporation will contribute 2.75% of each employee's base pay to the SGRP. The employee will vest in the Corporation's 2.75% contributions after three years of service with the Corporation, including prior service with AMR affiliates. In addition, the Corporation will match 50 cents of each dollar contributed by an employee, up to 6% of the employee's base pay, subject to IRS limits. The employee is immediately vested in his or her own contributions and in the Corporation's matching contributions.

    The Corporation adopted a supplemental executive retirement plan ("TSGH SERP") for its officers. The benefits payable under the TSGH SERP are similar to those payable under the AMR SERP. As such, typical annual benefits payable to officers who participate in the TSGH SERP and the LPP or SGRP will be similar to American's and AMR's equivalent plans.

EXECUTIVE TERMINATION BENEFITS AGREEMENTS/EMPLOYMENT AGREEMENTS

    The Corporation has executive termination benefits agreements (the "Agreements") with its officers, including all of the named executive officers. The benefits provided by the Agreements are triggered by the termination of the individual who is a party to an Agreement (i) within three years following a change in control of the Corporation, if the individual's employment with the Corporation is terminated other than for cause, or if the individual terminates his or her employment with "good reason"; or (ii) within one year following a change in control of the Corporation, if the individual terminates his or her employment with the Corporation. If the individual's employment is terminated for cause or as a consequence of death or disability, benefits under the Agreement are not triggered. Under the terms of the Agreements, a change in control of the Corporation is deemed to occur (i) if a third party, other than AMR or an affiliate thereof, acquires 20% or more of the combined voting power of the Corporation's then outstanding securities with respect to election of directors of the Corporation; (ii) upon the occurrence of a transaction which requires stockholder approval and involves the acquisition of the Corporation (through the purchase of assets or by merger or otherwise) by an entity other than the Corporation, a subsidiary thereof, AMR or an affiliate thereof; or (iii) if during any 24-month period the individuals who, at the beginning of such period, constitute the Board of Directors of the Corporation, cease for any reason other than death to constitute at least a majority thereof, and the new directors of the Corporation were not elected with the approval of the individuals who, at the beginning of such period, constitute the Board of Directors. A change in control would not occur in the event that AMR distributes its Class B Common Stock (or upon conversion of such Class B Common Stock, the resulting Class A Common Stock) to its stockholders or sells such common stock to the public in an underwritten public offering. The Agreements provide that upon such termination, the individual will receive, in a lump sum payment, (i) two times the greater of
(A) the individual's annual base salary at the termination date or (B) the individual's annual base salary immediately prior to the change in control, plus
(ii) two times the greater of (x) the median annual bonus awarded to the executive under the LTIP or any other bonus plan or (y) 50% of the highest median target bonus rate applicable to the executive for any period during such prior three-year period, multiplied by the annual applicable base salary determined under (i) above, and certain other miscellaneous benefits. In addition, upon a change in control, the vesting and exercisability of stock awards will be accelerated (for example, deferred and restricted stock will immediately vest, and all stock options will become immediately exercisable). Finally, the individual will be reimbursed for excise taxes, if any, paid pursuant to Section 280G of the Code (or its successor provision) and for federal income tax paid on such excise tax reimbursement.

    The Corporation has an executive termination agreement with Mr. Durham. This agreement provides that Mr. Durham will be employed with the Corporation for a term of three years beginning October 11, 1996 (the date of the Corporation's
IPO). If the Corporation were to terminate Mr. Durham's employment during the term of the agreement without cause, Mr. Durham would receive a severance payment equal to the greater of (i) one year's salary and target incentive compensation, or (ii) the total amount of salary and target incentive compensation remaining for the term of the agreement, and all outstanding stock awards would continue vesting through the greater of one year or the remainder of the term of the agreement.

    The Corporation has assumed the obligations of American under agreements originally entered into by American with Mr. Cook and Mr. Jones (the "Officer Agreements"). Mr. Cook's agreement provides that Mr. Cook will be employed by the Corporation as an officer until October 31, 2000. Mr. Jones' agreement provides that Mr. Jones will be employed by the Corporation as an officer until April 18, 2000, subject to extension by the Corporation to no later than April 18, 2004. Pursuant to the Officer Agreements, the Corporation reserves the right to remove Mr. Cook or Mr. Jones as an officer and to retain him as an employee for consulting services during the remainder of the term of the applicable Officer Agreement. Such officer's base salary as a consultant would be the rate in effect at the time of his removal as an officer, and such salary would continue for the remainder of the term of the applicable Officer Agreement. Pursuant to the Officer Agreements, each of Mr. Cook and Mr. Jones is entitled to receive specified amounts of incentive compensation under AMR's Long Term Incentive Plan, along with other specified benefits customarily provided to officers of the Corporation. Each of Mr. Cook and Mr. Jones has agreed that the incentive compensation to be awarded under AMR's Long Term Incentive Plan will instead be granted in awards of Class A Common Stock pursuant to the LTIP.

                    COMPENSATION/NOMINATING COMMITTEE REPORT

To Our Stockholders,

    On July 2, 1996, AMR completed a reorganization (the "Reorganization"), pursuant to which the Corporation became the successor to the businesses of The SABRE Group which were formerly operated as divisions or subsidiaries of AMR or American Airlines, Inc. ("American"). On October 11, 1996, the Corporation became a separate, public company upon an initial public offering of its Class A Common Stock (the "IPO"). Prior to the IPO, all compensation matters that pertained to the executive officers of the Corporation were considered by the AMR Compensation/Nominating Committee and, where required, by the full Board of Directors of AMR. As a result, until October 1996, compensation decisions affecting the Corporation's senior executives were made in the context of the compensation policies followed by AMR.

    The current members of the Corporation's Compensation/Nominating Committee (the "Committee") were appointed upon their election to the Board of Directors. Since its inception, the Committee has reviewed and approved certain compensation actions relating to the Corporation's 1996 fiscal period, which are described in this report. The Committee also considered and approved a philosophy for executive compensation, which is explained herein. The purpose of the report is to inform stockholders of the Committee's compensation policies for executive officers and the rationale for compensation paid to the Chief Executive Officer (CEO). This report, submitted by the Committee, follows:

    The Compensation/Nominating Committee of AMR made compensation decisions regarding Mr. Durham until October 11, 1996, the date of the IPO. Decisions on and after October 11, 1996, regarding Mr. Durham's compensation were made by the Committee or the Corporation's Board of Directors.

    COMMITTEE ROLE IN OVERSEEING EXECUTIVE COMPENSATION POLICY

    A primary role of the Committee is to determine and oversee the administration of compensation for the Corporation's executive officers. In this capacity, the Committee is dedicated to ensuring that the Corporation's compensation policies and practices are used effectively to support the achievement of the Corporation's short-term and long-term business objectives.

    It is the Committee's overall goal to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and the Corporation's values. The Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of compensation policies. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters.

    COMPENSATION PHILOSOPHY

    The Corporation's primary business objective is to maximize stockholder value over the long term. The Corporation's strategy is to maintain its leadership positions and to pursue growth in revenue and earnings by expanding its product offerings in electronic travel distribution and information technology solutions. The Corporation's compensation policies are intended to facilitate the achievement of its business strategy.

    Compensation opportunities should enhance the Corporation's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executive officers upon whom, in large part, the successful operation and management of the Corporation depends. An integrated total compensation program should be structured to appropriately balance short-term and long-term business and financial strategic goals. A significant amount of pay for executive officers should be comprised of long-term, at-risk pay to align executive interests with stockholder interests. Salary and annual incentive should be sufficient to be competitive for retention purposes. Each program element should target compensation levels at rates that are reflective of current market practices, allowing the Corporation to maintain a stable, successful management team.

    As part of its overall compensation philosophy, the Committee has determined appropriate target levels for base salary, annual incentives, long-term compensation, and total compensation. In general, the Committee has determined that total compensation should be targeted at the 50th percentile of the market but individual pay determinations will be based on individual responsibilities and contributions. To the extent the Committee determines that individual compensation levels fall below the targeted levels, the Committee will adjust these compensation levels as appropriate.

    Competitive market data is provided by an independent compensation consultant. The data provided compares the Corporation's compensation practices to a group of comparator companies. The Corporation's market, for compensation comparison purposes, is comprised of a group of companies who tend to have national and international business operations and similar sales volumes, market capitalizations, employment levels, and lines of business. The Committee reviews and approves the selection of companies used for compensation comparison purposes.

    The companies chosen for the comparator group used for compensation purposes generally are not the same companies which comprise the peer group index in the Performance Graph included in this proxy statement. The Committee believes that the Corporation's most direct competitors for executive talent are not necessarily the same companies that would be included in a peer group established for comparing stockholder returns.

    The key elements of the Corporation's executive compensation are base salary, annual incentives, long-term compensation, and benefits. These key elements are addressed separately below. In determining compensation, the Committee considers all elements of an executive officer's total compensation package, including severance plans, insurance, and other benefits.

    BASE SALARIES

    The Committee regularly reviews each executive officer's base salary. Base salaries for executive officers are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity issues, and external pay practices. Base salaries offer security to executives and allow the Corporation to attract competent executive talent and maintain a stable management team.

    Mr. Durham's base salary was increased in August 1996 from $375,000 to $388,800 and on September 1, 1996, from $388,800 to $427,300. These increases were intended to recognize Mr. Durham's increased responsibilities associated with the transition of the Corporation from a wholly-owned subsidiary of AMR to a separate, public company, considering the appropriateness of the Corporation's financial performance for the year and Mr. Durham's individual performance, and to partially compensate Mr. Durham for the loss of annual cash payments related to "performance returns" for which Mr. Durham was eligible while an employee of American. In 1996, Mr. Durham actually received base salary payments of $393,583, an increase of $33,166 (9%) over 1995. (See Summary Compensation Table for further details.)

    The Committee also compared Mr. Durham's base salary to the base salaries of CEOs at comparator companies. Mr. Durham's base salary was below the 50th percentile of CEOs at the comparator companies.

    VARIABLE COMPENSATION PLAN

    The Corporation has an annual incentive compensation plan (the "Variable Compensation Plan") which provides that participants, including each of the named executive officers, will be eligible to receive annual cash bonus awards only if specified financial performance goals are met by the Corporation. Annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals.

    Each year, the Committee will establish specific goals relating to each executive's bonus opportunity. While target bonus payments to a participant under the Variable Compensation Plan are based upon an individual's job classification level at the Corporation relative to similar levels at the comparator group, the actual amount of the award is based on a subjective evaluation of each individual's performance. In recognition of superior performance, the Committee may award additional amounts in excess of the target bonus payments, except that no bonus payment may exceed 100% of the individual's base salary.

    The Committee has determined that bonus opportunities will be based on a combination of performance measures reflecting the performance of the Corporation and individual performance. The weightings of each of these measures will vary depending upon each individual's position and responsibilities. For 1996, the Corporation and business unit performance measures were generally based on total shareholder return concepts applied at both the Corporation and business unit levels.

    As a result of The SABRE Group's transition to a separate, public company, Mr. Durham's 1996 annual incentive was based two-thirds ( 2/3) on the Corporation's measures, and one-third ( 1/3) on AMR's measures. The Corporation component of Mr. Durham's annual incentive was based on a combination of the performance of the Corporation and his individual performance. Mr. Durham was the only named executive officer of the Corporation whose annual incentive took into account AMR's performance.

    In recognition of the Corporation's performance and Mr. Durham's performance, the Committee awarded a 1996 Variable Compensation Plan payment to Mr. Durham of $230,000, representing 58% of his base salary as is reflected in the Summary Compensation Table on page 7. Mr. Durham's annual variable compensation is below the median of annual incentive compensation paid other CEOs at the comparator companies.

    LONG-TERM INCENTIVES

    In keeping with the Corporation's desire to provide a total compensation package which favors at-risk components of pay, long-term incentives comprise the largest portion of an executive's total compensation package. The Committee's objective is to provide executives with long-term incentive award opportunities that are competitive with the market.

    When awarding long-term incentives, the Committee considers executives' levels of responsibility, prior experience, historical award data, various performance criteria, and compensation practices at comparator companies.

    Long-term incentives are provided pursuant to the Corporation's 1996 Long-Term Incentive Plan (the "LTIP"). Under the LTIP, stock-based compensation (which may include stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights, and other stock-based awards) may be granted to officers and key employees of the Corporation, its subsidiaries, and its affiliates. The purpose of equity participation is to align the interests of the Corporation's executive officers with the interests of the Corporation's stockholders and the Corporation's growth in real value over the long term.

    STOCK OPTIONS

    Options to purchase the Corporation's Class A Common Stock, which are exercisable for ten years from the date of grant, have an exercise price equal to the average market price on the NYSE of the Corporation's Class A Common Stock on the date of grant (options to purchase the Corporation's Class A Common Stock granted in 1996 have an exercise price equal to the IPO price) and vest in 20% increments over five years. This approach is designed to provide an incentive to create stockholder value over the long term, since the full benefit of the stock option compensation package cannot be realized unless stock appreciation occurs over a number of years.

    The Committee determines the number of options to be granted based upon a subjective evaluation of the executive with respect to two factors, individual performance and the executive's retention value to the Corporation. The number of stock options awarded, if any, depends upon the executive's rating with respect to these factors.

    In 1996, the Board of Directors determined the number of stock options to be granted to the Corporation's executive officers. On October 11, 1996, the Corporation granted Mr. Durham options to purchase 158,750 shares of the Corporation's Class A Common Stock at an exercise price of $27, which represents the IPO price of the Corporation's stock on the date of grant. These options become exercisable at the rate of 20% per year over a five-year period. This grant was based on the Board's subjective evaluation of Mr. Durham's service and strategic contributions, the Corporation's favorable financial results, and the amount of Mr. Durham's compensation relative to CEOs of comparator companies. In determining the size of Mr. Durham's stock option grant, the Board also took into consideration Mr. Durham's efforts in connection with the Corporation's IPO and the Board's desire to further align Mr. Durham's interests with the Corporation's stockholders during the Corporation's transition into a separate, public company. Mr. Durham will forego a grant of options in 1997.

    RESTRICTED STOCK

    Restricted stock awards are grants of the Corporation's Class A Common Stock which carry full stockholder privileges, including the right to vote and the right to receive any declared dividends in respect of such shares. The shares are held by the Corporation with vesting based on the satisfaction of future service requirements. The shares are nontransferable and are subject to risk of forfeiture. Restricted stock awards are designed to retain the services of key executives and, therefore, do not vest, generally, until a minimum of two years has passed since the date of grant.

    PERFORMANCE SHARES

    Under the Corporation's 1996-1998 Performance Share Program, the Corporation may grant performance shares to key employees of the Corporation, which awards consist of deferred shares of the Corporation's Class A Common Stock issued pursuant to the LTIP (the "Performance Shares"). These shares are granted contingent upon the Corporation's attainment of predetermined total shareholder return objectives over a three-year "performance period." The total shareholder return objective is based on the increase in business value and the amount of free cash flow generated by the Corporation over the performance period. The percentage of the shares granted which will vest ranges from 0% to 300% based upon varying levels of total shareholder returns over the performance period. If the Corporation fails to achieve a certain level of total shareholder return, no Performance Shares will be earned. Performance share grants within the Corporation are based upon a subjective evaluation of the executive's current performance and retention value.

    In 1996, the Board of Directors determined the number of Performance Shares to be granted to the Corporation's executive officers. On October 11, 1996, the Corporation granted Mr. Durham 14,170 Performance Shares. The grant was based on the Board's subjective evaluation of Mr. Durham's service and strategic contributions, the Corporation's favorable financial results, the amount of Mr. Durham's compensation relative to CEOs of comparator companies, and to partially compensate Mr. Durham for the loss of annual cash payments related to "performance returns" for which Mr. Durham was eligible while an employee of AMR. The amount of Performance Shares awarded to other named executive officers was based on comparable criteria for each executive's respective position. The value of stock options and Performance Shares were both taken into consideration in determining the long-term incentive opportunity provided to the Corporation's executive officers in 1996.

    CONVERSION OF AMR EQUITY COMPENSATION TO CLASS A COMMON STOCK

    Upon consummation of the Corporation's IPO, except as noted below, each employee had an opportunity to have all unexercised or unvested stock awards from AMR then held by such employee converted into awards of the Corporation's Class A Common Stock which vest under the original time schedule applicable with respect to such AMR awards. Each of the officers of the Corporation elected to convert his AMR awards into awards payable in the Corporation's Class A Common Stock. Stock options to purchase AMR common stock were exchanged on the date of the Corporation's IPO for options to purchase Class A Common Stock of equal in-the-money value. Performance shares of AMR common stock that will be issued in the first quarter of 1998 based upon the Corporation's attainment of predetermined cash flow objectives over the period from January 1, 1995 to December 31, 1997 will vest according to their original performance metric and time frame. However, at the Board's discretion, upon vesting, payment will be made using either cash or shares of Class A Common Stock.

    From time to time, the Corporation's named executive officers also were granted shares of deferred AMR common stock that vest at retirement ("AMR Career Equity") through the AMR Career Equity Program. AMR Career Equity for Mr. Cook was converted to deferred shares of the Corporation's Class A Common Stock that vest at retirement ("TSGH Career Equity"). All of the other shares of AMR Career Equity held by the named executive officers were converted, on the date of consummation of the Corporation's IPO, into some combination of restricted shares of Class A Common Stock and options to purchase Class A Common Stock.

    The AMR Career Equity Program also provided for the annual cash payment of "performance returns" tied to AMR's financial performance. To partially compensate the Corporation's executives for the lost opportunity to earn "performance returns," one-time adjustments were made to their base salaries and certain additional grants of performance shares were made.

    Two forms of AMR stock awards were not altered in connection with the IPO. Performance shares of AMR common stock relating to the period from January 1, 1994 through December 31, 1996 (issuable in 1997) will be paid in shares of AMR common stock when and if payment is due. These shares are granted contingent upon AMR's attainment of pre-determined cash flow objectives over a three-year "performance period." The cash flow objective is based on AMR's cumulative operating cash flow relative to adjusted net assets over the performance period. The percentage of the shares granted which will vest range from 0% to 175% based upon varying levels of cumulative operating cash flow relative to adjusted net assets over the three-year period, as well as AMR's standing (on the same basis) relative to four major competitors (United, Delta, Southwest and USAirways). If each competitor outperforms AMR with respect to this measurement, or if AMR fails to achieve a certain level of cumulative operating cash flow relative to adjusted net assets, no performance shares will be earned. In addition to performance shares of AMR, each share of AMR restricted stock held by each named executive officer, will complete its vesting according to its original vesting schedule and will not be converted to restricted shares of the Corporation's Class A Common Stock.

    BENEFITS

    Benefits offered to key executives serve a different purpose than other elements of compensation. In general, they provide a safety net of protection against financial catastrophes that can result from illness, disability, or death. Benefits offered to key executives are generally those offered to the general employee population with some variation to promote tax efficiency and replacement of benefit opportunities lost to regulatory limits.

    INTERNAL REVENUE CODE 162(M) CONSIDERATIONS

    Section 162(m) of the Internal Revenue Code provides that executive compensation in excess of $1 million will not be deductible for purposes of corporate income taxes unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the Code. To satisfy these requirements, and to preserve objectivity, a separate committee composed of independent, non-employee directors approves such plans. The Committee intends to continue increased reliance on performance-based compensation programs. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. To the extent consistent with this goal, the Committee currently anticipates that such programs will also be designed to satisfy the requirements of Section 162(m) with respect to the deductibility of compensation paid. The Committee believes that compensation actually paid with respect to 1996 was deductible.

    CONCLUSION

    The Committee believes these executive compensation policies and programs serve the interests of stockholders and the Corporation effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Corporation's overall future successes, thereby enhancing the value of the Corporation for the stockholders' benefit. In 1996, 73% of executive compensation opportunities consisted of variable, performance-based opportunities.

    We will continue to monitor the effectiveness of the Corporation's total compensation program to meet the current needs of the Corporation.

                       COMPENSATION/NOMINATING COMMITTEE

Edward A. Brennan, Chairman   Dee J. Kelly           Bob L. Martin
Paul C. Ely, Jr.              Glenn W. Marschel,     Richard L. Thomas
                              Jr.

                             CORPORATE PERFORMANCE

    The following graph compares the change in the Corporation's cumulative total stockholder return on its Class A Common Stock with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on an index of peer companies calculated by the Corporation, in each case over the period from the Corporation's IPO of its Class A Common Stock to December 31, 1996. The Corporation believes that although total stockholder return is an indicator of corporate performance, it is subject to the vagaries of the market.

                           CUMULATIVE TOTAL RETURNS*
                  ON $100 INVESTMENT MADE ON OCTOBER 11, 1996

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                     THE SABRE GROUP     S&P 500    PEER GROUP**
October 11, 1996              $ 100.00   $ 100.00        $ 100.00
December 31, 1996               103.24     106.64           84.96

------------------------

 * Defined as stock price appreciation plus dividends paid, assuming reinvestment of dividends.

** Publicly held companies in the electronic data processing and/or information technology business included: Electronic Data Systems, Inc.; First Data Corporation; Automatic Data Processing, Inc.; Computer Sciences Corporation; Equifax, Inc.; Ceridian Corporation; American Management Systems, Inc.; Fiserv, Inc.; and BDM International, Inc.

                            OWNERSHIP OF SECURITIES

SECURITIES OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

    As of March 24, 1997, the directors and officers of the Corporation owned, or had been granted, rights under the stock-based compensation plans of the Corporation or AMR equivalent to the shares of Class A Common Stock or stock equivalent units of the Corporation or common stock of AMR indicated in the table below:

                                                            TSG CLASS A                 AMR COMMON
                                                            COMMON STOCK               STOCK AND/OR
                                                            AND/OR STOCK                  STOCK
                                                             EQUIVALENT   PERCENT OF    EQUIVALENT    PERCENT OF
NAME OF BENEFICIAL OWNER                                     UNITS (1)       CLASS      UNITS (2)        CLASS
----------------------------------------------------------  ------------  -----------  ------------  -------------
Robert L. Crandall                                              2,550.0        *         128,500.0         *
Gerard J. Arpey                                                   500.0        *          54,500.0         *
Edward A. Brennan                                               2,572.7        *           6,100.0         *
Paul C. Ely, Jr.                                                1,000.0        *               0.0         *
Dee J. Kelly                                                    2,800.0        *           2,700.0         *
Glenn W. Marschel, Jr.                                            572.7        *               0.0         *
Bob L. Martin                                                     772.7        *               0.0         *
Anne H. McNamara                                                  500.0        *          55,300.0         *
Richard L. Thomas                                               9,072.7        *               0.0         *
Michael J. Durham                                             140,830.0        *           5,600.0         *
Thomas M. Cook                                                117,700.0        *           2,700.0         *
Terrell B. Jones                                               53,070.0        *           3,750.0         *
Jeffrey G. Katz                                                19,060.0        *           2,000.0         *
T. Patrick Kelly                                               43,990.0        *           2,900.0         *
Directors and Officers as a group                             438,090.8         1.1%     266,050.0         *

 * Percentage does not exceed 1% of the total outstanding class.

------------------------

(1) The above table includes the following options for the Corporation's Class A Common Stock: M.J. Durham - 83,180; T.M. Cook - 43,050; T.B. Jones - 22,480; T.P. Kelly - 22,160; and includes 572.7 stock equivalent units owned by each of Messrs. Brennan, Marschel, Martin and Thomas. If those options and units are included in calculating the Percent of Class, Directors and Officers as a group own 1.8% of the class.

(2) The above table includes the following options for AMR Corporation Class A common stock: R.L. Crandall - 60,000; G.J. Arpey - 18,800; A.H. McNamara - 9,100; and includes 700 deferred shares for each of Messrs. Brennan and Kelly and 4,400 deferred stock equivalent units for Mr. Brennan.

SECURITIES OWNED BY CERTAIN BENEFICIAL OWNERS

    The following firms have informed the Corporation they were the beneficial owners of more than 5% of the Corporation's outstanding common stock at December 31, 1996.

                                                                                                  PERCENT
                                                                  CLASS OF                          OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                STOCK        AMOUNT HELD       CLASS
--------------------------------------------------------------  -------------  ----------------  ---------

AMR Corporation ..............................................       Class B     107,374,000(1)       100%
   4333 Amon Carter Boulevard
   Fort Worth, Texas 76155

FMR Corp. ....................................................       Class A       2,576,000(2)      12.8%
   82 Devonshire Street
   Boston, Massachusetts 02109

KR Capital Advisors, Inc. ....................................       Class A       1,487,973(3)       6.4%
   450 Park Avenue
   New York, New York 10022

Sirach Capital Management, Inc. ..............................       Class A       1,106,800(4)       5.2%
   3323 One Union Square
   600 University Street
   Seattle, Washington 98101

------------------------------

(1) Shares represent 100% of the outstanding Class B Common Stock, which are convertible at AMR's option into 107,374,000 shares of Class A Common Stock. Class B Common Stock is entitled to 10 votes per share. The Class B Common Stock held by AMR Corporation represents 97.8% of the total voting power of the Corporation's stockholders. If fully converted, the Class B Common Stock owned by AMR would represent 82.1% of all outstanding shares of Class A Common Stock.

                                            (SEE NEXT PAGE FOR ADDITIONAL NOTE.)

(2) Based on Schedule 13G filed on February 10, 1997 by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson: Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,301,300 shares or 11.39% of the Class A Common stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

   Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the
    Funds each has sole power to dispose of the 2,301,300 shares owned by the Funds.

   Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

   Fidelity Management Trust Company, 82 Devonshire Street, Boston,
    Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 274,700 shares or 1.36% of the common stock outstanding of the Company as a result of its serving as investment manager of the institutional account(s).

   Edward C. Johnson 3d and FMR Corp., through its control of Fidelity
    Management Trust Company, each has sole dispositive power over 274,700 shares and sole power to vote or to direct the voting of 189,600 shares, and no power to vote or to direct the voting of 85,100 shares of Class A Common Stock owned by the institutional account(s) as reported above.

   Members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

                                           (SEE NEXT PAGE FOR ADDITIONAL NOTES.)

(3) Based on Schedule 13G filed on February 14, 1997 by KR Capital Advisors, Inc. and Edward D. Klein: KR Capital Advisors, Inc. had sole voting power over 1,453,673 shares of Class A Common Stock and sole dispositive power over 1,487,973 shares of Class A Common Stock.

   KR Capital Advisors, Inc. is deemed to be the beneficial owner of 1,487,973 shares for purposes of Rule 13d-1 since it has the power to make investment decisions over such shares for its clients. KR Capital Advisors, Inc. does not, however, have any economic interest in the securities of those clients. The clients are the actual owners of the securities and have the right to receive and the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. No client has an interest that relates to more than five percent of the class.

   Edward D. Klein, a principal stockholder of KR Capital Advisors, Inc., owns directly 52,500 shares, which is approximately 0.2% of the class. In addition, by reason of his ownership interest in KR Capital Advisors, Inc., Mr. Klein may be deemed to be the indirect beneficial owner of the 1,487,973 shares which KR Capital Advisors, Inc. is deemed to own beneficially.

   Martin E. Kaplan, a stockholder and the President of KR Capital Advisors,
    Inc. owns directly 36,500 shares, which is approximately 0.2% of the class.

   Of the 1,487,973 shares deemed to be beneficially owned by KR Capital
    Advisors, Inc., 7,000 shares, which is less than 0.1% of the class, are owned by the KR Capital Advisors, Inc. Profit Sharing Plan and 100,000 shares, which is approximately 0.4% of the class, are held by KR Capital Partners Fund I, L.P., a registered investment adviser (the general partner of which is KR Capital Advisors, Inc.). Edward D. Klein and Martin E. Kaplan (and/or members of their immediate families or trusts for the benefit of such family members) have economic interest in the KR Capital Advisors, Inc. Profit Sharing Plan and KR Capital Partners Fund I, L.P.

(4) Based on Schedule 13G filed on February 14, 1997 by Sirach Capital Management, Inc.: Sirach Capital Management, Inc. had sole voting power over 1,106,800 shares of Class A Common Stock and sole dispositive power over 1,106,800 shares of Class A Common Stock.

RELATIONSHIPS WITH AMR CORPORATION AND AFFILIATES

    INTEREST ON CASH EQUIVALENTS

    Prior to the Reorganization, American allocated interest income or expense monthly to The SABRE Group, based on the net balance of cash equivalents and the amounts payable to AMR at the average rate earned by American's portfolio of short-term marketable securities. The allocation may not be representative of what the Corporation would have earned or paid if its cash were held by an unrelated third party.

    DEBENTURE PAYABLE TO AMR

    On July 2, 1996, in connection with the Reorganization, American transferred to The SABRE Group, Inc. (the "Operating Company") certain divisions and subsidiaries of American through which AMR previously conducted its information technology businesses, and in return the Corporation issued to American a floating rate subordinated debenture due September 30, 2004, with a principal amount of $850 million (the "Debenture"), and common stock representing 100% of the equity ownership interest in the Corporation. American subsequently prepaid a portion of its note payable to AMR with the Debenture. Because the assets and liabilities of the divisions and subsidiaries of American transferred to the Operating Company are included in the historical financial statements of the Corporation, issuing the Debenture resulted in a reduction of stockholders' equity.

    The Corporation used approximately $532 million of the net proceeds from the IPO to repay a portion of the Debenture held by AMR.

    The interest rate on the Debenture is based on the sum of the London Interbank Offered Rate (LIBOR rate) plus a margin determined based upon the Corporation's senior unsecured long-term debt rating or, if such debt rating is not available, upon the Corporation's ratio of net debt to total capital. The interest rate is determined monthly, and accrued interest is payable each September 30 and March 31. The average interest rate on the Debenture for 1996 was 7.1%. The Corporation may prepay the principal balance in whole or in part at any interest payment date.

    PROPERTY AND EQUIPMENT

    On July 1, 1996, American contributed buildings, furniture and fixtures in addition to those discussed above to the Operating Company with an original cost of approximately $298 million and a net book value of $193 million.

    INFORMATION TECHNOLOGY SERVICES AGREEMENT

    The Operating Company is party to the Information Technology Services Agreement, dated July 1, 1996 (the "Technology Services Agreement") with American to provide American with certain information technology services. The parties agreed to apply the financial terms of the Technology Services Agreement as of January 1, 1996. The base term of the Technology Services Agreement expires June 30, 2006. The terms of the services to be provided by the Operating Company to American, however, vary. The Operating Company will provide (i) data center services, data network services, application development and existing application maintenance enhancement services until June 30, 2006; (ii) services relating to existing client server operations until June 30, 2001; and (iii) device support, distributed systems services, radio services and reservations and flight information network services until June 30, 1999.

    In addition, Airline Management Services Holding, Inc., a subsidiary of AMR, and Canadian Airlines International Ltd. ("Canadian") have entered into an agreement pursuant to which AMR and American supply to Canadian various services, including technology services. The Operating Company is a principal provider of data processing and network distributed systems services to Canadian under the terms of the Canadian Technical Services Subcontract (the "Canadian Subcontract") with American, which expires in 2006. Under the terms of the Canadian Subcontract, American guaranteed full payment for services actually performed by the Operating Company and deferred costs associated with the installation and implementation of certain systems.

    The Technology Services Agreement provides for annual price adjustments. For certain prices, adjustments are made according to formulas which, commencing in 1998, are reset every two years and which may take into account the market for similar services provided by other companies. The resulting rates may reflect an increase or decrease over the previous rates.

    With limited exceptions, under the Technology Services Agreement, the Operating Company will continue to be the exclusive provider of all information technology services provided by the Operating Company to American immediately prior to the execution of the Technology Services Agreement. Any new information technology services, including most new application development services, requested by American can be outsourced pursuant to competitive bidding by American or performed by American on its own behalf. With limited exceptions, the Operating Company has the right to bid on all new services for which American solicits bids. Additionally, American may continue to perform development and enhancement work that it is currently performing on its own behalf.

    After July 1, 2000, American may terminate the Technology Services Agreement for convenience. If it does so, American will be required to pay a termination fee equal to the sum of all amounts then due under the Technology Services Agreement, including wind-down costs, net book value of dedicated assets and a significant percentage of estimated lost profits. American may also terminate the Technology Services Agreement without penalty, in whole or in part, depending upon circumstances, for egregious breach by the Operating Company of its obligations or for serious failure to perform critical or significant services. If the Operating Company is acquired by another company (other than AMR or American) with more than $1 billion in annual airline transportation revenue, then American may terminate the Technology Services Agreement without paying any termination fee. Additionally, if American were to dispose of any portion of its businesses or any affiliate accounting for more than 10% of the Operating Company's fees from American, then American shall either cause such divested business or affiliate to be obligated to use the Operating Company's services in accordance with the Technology Services Agreement or pay a proportionate termination fee.

    MANAGEMENT SERVICES AGREEMENT

    The Operating Company and American are parties to a Management Services Agreement dated July 1, 1996 (the "Management Services Agreement"), pursuant to which American performs various management services for the Corporation, including treasury, risk management and tax, and similar administrative services, that American has historically provided to The SABRE Group. American also manages the Corporation's cash balances under the terms of the Management Services Agreement. Transactions with American no longer result in the recording of cash equivalents, but are settled through monthly billings, with payment due in 30 days. The Management Services Agreement will expire on June 30, 1999, unless terminated earlier, if American and the Operating Company are no longer under common control or if the Technology Services Agreement is terminated early. Amounts charged to the Operating Company under the Management Services Agreement approximate American's cost of providing the services plus a margin. The parties agreed to apply the financial terms of the Management Services Agreement as of January 1, 1996.

    MARKETING COOPERATION AGREEMENT

    The Operating Company and American are parties to the Marketing Cooperation Agreement dated as of July 1, 1996 (the "Marketing Cooperation Agreement"), pursuant to which American will provide marketing support for ten years for the Operating Company's Professional SABRE products targeted to travel agencies and for five years for SABRE Business Travel Solutions

("SABRE BTS"), Travelocity and easySABRE. The parties agreed to apply the financial terms of the Marketing Cooperation Agreement as of January 1, 1996. The Marketing Cooperation Agreement may be terminated by either party prior to June 30, 2006 only if the other party fails to perform its obligations thereunder.

    Under the Marketing Cooperation Agreement, American's marketing efforts will include ongoing promotional programs to assist in the sale of those SABRE products, development with the Operating Company of an annual sales plan, sponsorship of sales/promotional events and the targeting of potential customers. Under the terms of the Marketing Cooperation Agreement, the Operating Company pays American for its marketing support for Professional SABRE a fee, the amount of which may increase or decrease, depending on total SABRE booking volumes generated by certain Professional SABRE subscribers in the U.S., the Caribbean and elsewhere on SABRE's market share of travel agency bookings in those areas. That fee was approximately $20 million in 1996 and will range between $10 million and $30 million thereafter. As payment for American's support of the Operating Company's promotion of SABRE BTS, Travelocity and easySABRE, the Operating Company pays American a marketing fee based upon booking volume. Additionally, the Operating Company has guaranteed to American certain cost savings in the fifth year of the Marketing Cooperation Agreement. If American does not achieve those savings, the Operating Company will pay American any shortfall, up to a maximum of $50 million.

    NON-COMPETITION AGREEMENT

    The Corporation, Operating Company, AMR and American have entered into a Non-Competition Agreement dated July 1, 1996 (the "Non-Competition Agreement"), pursuant to which AMR and American, on behalf of themselves and certain of their subsidiaries, have agreed to limit their competition with the Operating Company's businesses of (i) electronic travel distribution; (ii) development, maintenance, marketing and licensing of software for travel agency, travel, transportation and logistics management; (iii) computer system integration; (iv) development, maintenance and operation of a data processing center providing data processing services to third parties; and (v) travel industry, transportation and logistics consulting services relating primarily to computer technology and automation. Under the Non-Competition Agreement, American and AMR may develop, operate, market and provide in compliance with all applicable laws an American Airlines branded electronic travel distribution system that gives a display preference to American's flights. The Non-Competition Agreement prohibits American or AMR, however, from providing such system to any travel agency that generated 25% or more of its bookings through SABRE during the preceding six calendar months. Additionally, in the event any airline competing with American engages in an activity in connection with such airline's transportation business, and if the restrictions imposed by the Non-Competition Agreement would prevent American from engaging in the same activity and place American at a disadvantage, then American may engage in such activity, subject to American and the Operating Company consulting about means to mitigate the effect on the Operating Company of American's engaging in such activity. The Non-Competition Agreement expires on December 31, 2001. American may terminate the Non-Competition Agreement, however, as to the activities described in clauses (ii) though (v) of this paragraph upon 90 days' notice to the Operating Company if the Technology Services Agreement is terminated as a result of an egregious breach thereof by the Operating Company.

    TRAVEL AGREEMENTS

    The Operating Company and American are parties to a Travel Privileges Agreement dated July 1, 1996 (the "Travel Privileges Agreement"), pursuant to which the Operating Company is entitled to purchase personal travel for its employees and retirees at reduced fares. The Travel Privileges Agreement will expire on June 30, 2008. To pay for the provision of flight privileges to certain of its future retired employees, the Operating Company will make a lump sum payment to American beginning in 1997 for each employee retiring in that year. The payment per retiree will be based on the number of years of service with the Operating Company and AMR over the prior ten years of service. Service years accrue for the Operating Company beginning on January 1, 1993. AMR will retain the obligation for the portion of benefits attributable to service years prior to January 1, 1993. The accumulated benefit obligation for post-retirement travel privileges assumed by the Operating Company at July 1, 1996 of approximately $8 million, net of deferred taxes of approximately $3 million, was recorded as a reduction to stockholders' equity. The remaining cost of providing this privilege is being accrued over the estimated service lives of the employees eligible for the privilege.

    The Operating Company and American are also parties to a Corporate Travel Agreement dated July 1, 1996 and ending June 30, 1998 (the "Corporate Travel Agreement"), pursuant to which the Operating Company receives discounts for certain flights purchased on American. In exchange, the Operating Company must fly a certain percentage of its travel on American as compared to all other air carriers combined. If the Operating Company fails to meet the applicable percentage on an average basis over any calendar quarter, American may terminate the agreement upon 60 days' notice.

    The parties agreed to apply the financial terms of the Travel Privileges Agreement and the Corporate Travel Agreement as of January 1, 1996.

    CREDIT AGREEMENT

    On July 1, 1996, the Operating Company and American entered into a Credit Agreement (the "Credit Agreement"), pursuant to which the Operating Company is required to borrow from American, and American is required to lend to the Operating Company, amounts required by the Operating Company to fund its daily cash requirements. In addition, American may, but is not required to, borrow from the Operating Company to fund its daily cash requirements. The maximum amount the Operating Company may borrow at any time from American under the Credit Agreement is $300 million. The maximum amount that American may borrow at any time from the Operating Company under Credit Agreement is $100 million. Loans under the Credit Agreement are not intended as long term financing. If the Corporation's credit rating is better than "B" on the Standard & Poor's Rating Service Scale (or an equivalent thereof) or American has excess cash (as defined) to lend the Operating Company, the interest rate to be charged to the Operating Company is the sum of (a) the higher of (i) American's average rate of return on short-term investments for the month in which the borrowing occurred, or (ii) the actual rate of interest paid by American to borrow funds to make the loan to the Operating Company under the Credit Agreement, plus (b) an additional spread based upon the Operating Company's credit risk. If the Corporation's credit rating is "B" or below on the Standard & Poor's Rating Service Scale (or an equivalent thereof) and American does not have excess cash to lend to the Operating Company, the interest rate to be charged to the Operating Company is the lower of (a) the sum of (i) the borrowing cost incurred by American to draw on its revolving credit facility to make the advance, plus (ii) an additional spread based on the Operating Company's credit risk, or (b) the sum of (i) the cost at which the Operating Company could borrow funds from an independent party, plus (ii) one-half of the margin American pays to borrow under its revolving credit facility. The Corporation believes that the interest rate it will be charged by American could, at times, be slightly above the rate at which the Corporation could borrow externally; however, no standby fees for the line of credit will be required to be paid by either party. The interest rate to be charged to American is the Corporation's average portfolio rate for the months in which borrowing occurred, plus an additional spread based upon American's credit risk. At the end of each quarter, American must pay all amounts owing under the Credit Agreement to the Operating Company. No borrowings have occurred by either the Operating Company or American as of December 31, 1996.

    INDEMNIFICATION AGREEMENT

    In connection with the Reorganization, the Operating Company and American entered into an intercompany agreement (the "Indemnification Agreement"), pursuant to which each party indemnified the other for certain obligations relating to the Reorganization. Pursuant to the

Indemnification Agreement, the Operating Company indemnified American for liabilities assumed in the Reorganization, against third party claims asserted against American as a result of American's prior ownership of assets or operation of businesses contributed to the Operating Company and for losses arising from or in connection with the Operating Company's lease of property from American. In exchange, American indemnified the Operating Company for specified liabilities retained by it in the Reorganization, against third party claims against the Operating Company relating American's businesses and asserted against the Operating Company as a result of the ownership or possession by American prior to the Reorganization of any asset contributed to the Operating Company in the Reorganization and for losses arising from or in connection with American's lease of property from the Operating Company.

    TAX SHARING AGREEMENT

    The Corporation and AMR entered into a new tax sharing agreement effective July 1, 1996 (the "Tax Sharing Agreement") which provides for the allocation of tax liabilities during the tax periods the Corporation is part of the consolidated federal, state and local income tax returns filed by AMR. The Tax Sharing Agreement generally requires the Corporation to pay to AMR the amount of federal, state, and local income taxes that the Corporation would have paid had it ceased to be a member of the AMR consolidated tax group for periods after the Reorganization. AMR has agreed, however, to indemnify the Corporation for any liability for taxes reported or required to be reported on a consolidated return.

    Except for certain items specified in the Tax Sharing Agreement, AMR generally retains any potential tax benefit carryforwards and remains obligated to pay all taxes attributable to periods before the Reorganization. The Tax Sharing Agreement also grants the Corporation certain limited participation rights in any disputes with tax authorities.

    The Corporation computes its provision for deferred income taxes using the liability method as if it were a separate taxpayer. Under the liability method, deferred income tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities and are measured using the enacted tax rates and laws. The measurement of deferred tax assets is adjusted by a valuation allowance, if necessary, to recognize the extent to which, based on available evidence, future tax benefits more likely than not will be realized.

                       PROPOSAL 2--SELECTION OF AUDITORS

    Based upon the recommendation of the Corporation's Audit Committee, the Board of Directors has selected Ernst & Young LLP to serve as the Corporation's independent auditors for the year ending December 31, 1997. The stockholders will be requested to ratify the Board's selection. Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions.

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of a majority of the shares represented and entitled to vote is required to approve the Board's selection of auditors. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL.

            PROPOSAL 3--APPROVAL OF AN EMPLOYEE STOCK PURCHASE PLAN

    At the annual meeting, the stockholders will be requested to approve the Employee Stock Purchase Plan (the "Purchase Plan"). The purpose of the Purchase Plan is to allow the Corporation to offer its and certain of its subsidiaries' employees the ability to invest in the Corporation's Class A Common Stock at an attractive price, thereby giving them an incentive for individual creativity and contribution to ensure the future growth of the Corporation. The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of
Section 423 of the Code.

DESCRIPTION OF THE PLAN

    The Purchase Plan will allow all employees of the Corporation and designated subsidiaries to authorize payroll deductions at a rate of 1% or 2% of base pay to be applied monthly toward the purchase of shares of the Common Stock at a discount. One million (1,000,000) shares of the Common Stock will be reserved for issuance under the Purchase Plan (subject to adjustment in the event of certain capital events affecting the Common Stock). Shares subject to the Purchase Plan may be shares now or hereafter authorized but unissued, or reacquired shares. As of January 1, 1997, there were approximately 7,500 employees eligible to participate in the Purchase Plan. The Purchase Plan will be administered by the Compensation/Nominating Committee. Subject to the express provisions of the Purchase Plan, the committee shall have authority to interpret the

Purchase Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Purchase Plan, all of which determinations shall be final and binding upon all persons. The Purchase Plan will terminate in the event all shares reserved under the Purchase Plan have been purchased, or earlier, at the discretion of the Board of Directors.

    On the last business day of each month, each participating employee shall, without further action on his or her part, purchase a number of whole and fractional shares of the Common Stock determined by dividing that employee's amount of payroll deductions not already invested under the Purchase Plan by 85% of the lesser of the Fair Market Value of such stock on the first business day of such month and the Fair Market Value of such stock on the last business day of such month. To purchase stock on the last business day of a month an employee must authorize payroll deductions prior to the first day of that month, and such deductions shall begin as of the first day of such month. The maximum number of shares of the Common Stock that a participating employee may purchase during any month shall not exceed 600 shares. "Fair Market Value" is the mean of the high and low sales prices of the Common Stock on the NYSE on the applicable date or, if the Common Stock shall not have been traded on the NYSE on such date, the mean of the high and low sales prices on such exchange on the first day prior thereto on which the stock was so traded. The closing price of the Common Stock as reported on the NYSE on March 24, 1997 was $26.50.

    An employee may withdraw from participation in the Purchase Plan at any time. The amount of the employee's account balance at that time will be applied to the purchase of shares. An employee who has so withdrawn may again participate in the Purchase Plan at any time.

    No employee shall be permitted to purchase any shares under the Purchase Plan if such employee, immediately after such purchase, owns shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation or its parent or subsidiary corporations. No employee shall be permitted to purchase any shares under the Purchase Plan (and any other employee stock purchase plans of the Corporation or any of its subsidiaries) at a rate in excess of $25,000 of Fair Market Value for any calendar year.

    Benefits under the Purchase Plan are based on voluntary participation. The number of participants can vary each month.

    The Board of Directors may at any time amend or terminate the Purchase Plan, provided that the Purchase Plan may not be amended in any way that will cause rights issued under it to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code. The rights to purchase shares under the Purchase Plan may not be assigned or transferred.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE PURCHASE PLAN

    The following discussion is a general summary of the federal income tax rules that would be applicable to the Purchase Plan if it were approved by the Corporation's stockholders. Employees should consult their own tax advisors since a taxpayer's particular situation may be such that some variation of the rules described below will apply.

    The Purchase Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Code. Under those provisions, no income will be recognized by a participant at the time of grant of the option to purchase shares or the purchase of shares. A participant may become liable for tax upon the disposition of shares acquired under the Purchase Plan (or if he or she dies owning such shares), and the tax consequences will depend on how long a participant has held the shares prior to disposition.

    If the employee holds shares acquired under the Purchase Plan until a date that is more than two years from the first day of the month in which the shares were purchased, or dies owning shares, the employee must report as ordinary income in the year of disposition (or death) the lesser of (a) the excess of the Fair Market Value of the shares at the time of such disposition (or death) over the purchase price of the shares, and (b) 15% of the Fair Market Value of the shares on the first day of the month in which the shares were purchased. The excess, if any, of the sales price over the sum of the purchase price for the shares and the amount of ordinary income recognized is treated as long-term capital gain. If the sales price of the shares is less than the purchase price, there is no ordinary income and the participant has a long-term capital loss equal to the difference. If an employee holds the shares for this period, the Corporation is not entitled to any deduction for federal income tax purposes.

    If the employee does not meet the holding period requirements, the employee recognizes at the time of disposition of the shares ordinary income equal to the difference between the price paid for the shares and their Fair Market Value on the date of purchase. The excess, if any, of the sales price over the Fair Market Value of the shares on the purchase date will be treated as capital gain and will qualify for long-term capital gain treatment if the shares have been held for more than one year. If the shares are sold for less than their Fair Market Value on the date of purchase, the same amount of ordinary income is included by a participant, and a capital loss is allowed equal to the difference between the sales price and the Fair Market Value of the shares on the purchase date. Such loss will be a long-term loss if the shares were held for more than one year. In the event of an early disposition, the Corporation generally will be allowed a deduction for federal income tax purposes equal to the ordinary income realized by the employee.

VOTE REQUIRED FOR APPROVAL

    The affirmative vote of holders of a majority of the shares represented and entitled to vote is required to approve the Purchase Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters to be acted upon at the meeting, but if any such matters properly come before the meeting, it is intended that the persons voting the proxies will vote in accordance with their best judgments.

                                        By Order of the Board of Directors,

                                        Andrew B. Steinberg
                                        SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                        AND CORPORATE SECRETARY

March 31, 1997

                                                                      APPENDIX A

                         THE SABRE GROUP HOLDINGS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

    WHEREAS, the Board of Directors of The SABRE Group Holdings, Inc. ("TSGH") established the Employee Stock Purchase Plan dated December 27, 1996 as a plan for the employees of The SABRE Group, Inc. and certain of its Subsidiaries to purchase at a discount under the requirements of Section 423 of the Internal Revenue Code shares of Class A Common Stock, $.01 par value.

    WHEREAS, the Board of Directors of TSGH hereby amends, supercedes, replaces and restates in its entirety the Plan dated December 27, 1996 with this Employee Stock Purchase Plan.

    NOW, THEREFORE, effective as of January 1, 1997, the TSGH Board of Directors adopts and establishes this Employee Stock Purchase Plan.

                                   ARTICLE I
                                  INTRODUCTION

    1.1 PURPOSE OF PLAN. The purpose of the Plan is to provide employees of The SABRE Group, Inc., a Delaware Corporation ("TSG"), and certain of its Subsidiaries (collectively, the "Company") with an incentive for individual creativity and contribution to ensure the future growth of the Company by enabling such employees to acquire shares of Class A Common Stock, $.01 par value per share of TSGH (the "TSGH Stock"), in the manner contemplated by the Plan. Rights to purchase TSGH Stock offered pursuant to the Plan are a matter of separate inducement and not in lieu of any salary or other compensation for the services of any employee. The Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

    1.2 SHARES RESERVED FOR THE PLAN. There shall be reserved for issuance and purchase by Eligible Employees under the Plan an aggregate of one million (1,000,000) shares of TSGH Stock. TSGH Stock subject to the Plan may be shares now or hereafter authorized but unissued, or shares that were once issued and subsequently reacquired by TSGH. If and to the extent that any right to purchase reserved shares shall not be exercised by any Eligible Employee for any reason or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated, but such unpurchased shares shall not be deemed to increase the aggregate number of shares specified above to be reserved for purposes of the Plan (subject to adjustment as provided in Section 4.6).

                                   ARTICLE II
                                  DEFINITIONS

    2.1 "Account" means a Plan account.

    2.2 "Code" means the Internal Revenue Code of 1986, as amended.

    2.3 "Committee" means the Compensation/Nominating Committee of the Board of Directors of TSGH.

    2.4 "Company" means collectively TSGH, TSG, and every Subsidiary.

    2.5 "Current Eligible Compensation" means for any pay period the gross amount of Eligible Compensation with respect to which net amounts are actually paid in such pay period.

    2.6 "Eligible Compensation" means for any Eligible Employee his or her base pay.

    2.7 "Eligible Employee" means those individuals described in Sections 3.1 and 3.2.

    2.8 "Fair Market Value" means the mean of the high and low sales prices of a share of TSGH Stock on the New York Stock Exchange on the date in question or, if TSGH Stock shall not have been traded on such exchange on such date, the mean of the high and low sales prices on such exchange on the first day prior thereto on which TSGH Stock was so traded or such other amount as may be determined by the Committee by any fair and reasonable means.

    2.9 "Investment Date" means the last business day of each month during the period the Plan is in existence.

    2.10 "Participating Employee" means an Eligible Employee (i) for whom payroll deductions are currently being made or (ii) for whom payroll deductions are not currently being made because he or she has reached the limitation set forth in Section 3.5.

    2.11 "Plan" means this The SABRE Group Holdings, Inc. Employee Stock Purchase Plan.

    2.12 "Plan Entry Date" means the first day of each month.

    2.13 "Plan Year" means the calendar year.

    2.14 "Subsidiary" means TSG and any corporation accepted by the Committee for participation into this Plan in which TSGH or a subsidiary owns not less than 50% of the total combined voting power of all classes of stock.

    2.15 "TSG" means The SABRE Group, Inc., a Delaware corporation.

    2.16 "TSGH" means The SABRE Group Holdings, Inc., a Delaware corporation.

    2.17 "TSGH Stock" means the Class A Common Stock, $.01 par value, of TSGH.

                                  ARTICLE III
                         ELIGIBILITY AND PARTICIPATION

    3.1 ELIGIBILITY. All employees of TSGH and each Subsidiary designated by the Board of Directors shall be eligible to participate in the Plan, provided that such employee:

        (a) is not in a group of key employees that, pursuant to Section 423(b)(4)(D) of the Code, the Committee determines to be ineligible to participate in the Plan; and

        (b) does not own, immediately after the right is granted, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of capital stock of TSGH, TSG, or of a Subsidiary.

    In determining stock ownership under this Section 3.1, the rules of Section 424(d) of the Code shall apply and TSGH Stock that the employee may purchase under outstanding options shall be treated as TSGH Stock owned by the employee.

    3.2 CESSATION OF ELIGIBILITY. An individual's status as an Eligible Employee will cease on the earliest to occur of the following events: (a) the individual's termination of employment from the Company; (b) the individual's death; or (c) the date the individual ceases to satisfy any of the eligibility criteria of Section 3.1 of the Plan.

    3.3 ELECTION TO PARTICIPATE. Each Eligible Employee may elect to participate in the Plan by completing and providing to TSG an enrollment application. The enrollment will be effective as of the first Plan Entry Date subsequent thereto. Each Eligible Employee may elect a payroll deduction of either one percent (1%) or two percent (2%) of such Eligible Employee's Current Eligible Compensation. Elections under this Section 3.3 are subject to the limitations contained in Section 3.5. All payroll deductions shall be credited as promptly as practicable to an Account in the name of the Participating Employee and may be used by TSGH until so credited for any corporate purpose. Unless he or she elects otherwise during the month, an Eligible Employee who is a Participating Employee will be deemed (i) to have elected to participate in the Plan, and (ii) to have authorized payroll deductions as in effect for such Eligible Employee on the day before the Plan Entry Date. Once an election of a payroll deduction has been made, the Participating Employee may not change that election until the next Plan Entry Date except as provided in Section 3.4.

    3.4 CESSATION OF PARTICIPATION. A Participating Employee may at any time cease participation in the Plan by filing with the Committee or its designee a form specified by the Committee or its designee. The cessation will be effective as soon as practicable, whereupon no further payroll deductions will be made, and any payroll deductions made on the Participating Employee's behalf during the month of cessation shall be invested in TSGH stock pursuant to the Plan on the next following Investment Date. Any Participating Employee who ceases being a Participating Employee may elect to participate before the next or any subsequent Plan Entry Date, if he or she is then an Eligible Employee. A Participating Employee ceases being a Participating Employee if he or she ceases being an Eligible Employee.

    3.5 DOLLAR AMOUNT LIMIT ON PARTICIPATION. No right to purchase shares under this Plan shall permit an employee to purchase TSGH stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any parent or Subsidiary of the Company, which in the aggregate exceeds $25,000 of Fair Market Value of such stock (determined at the time the right is granted, which, in the case of this Plan, is each Plan Entry Date) for each calendar year in which the right is outstanding at any time. Subject to the foregoing, no Participating Employee shall be allowed to purchase more than 600 shares of TSGH Stock on any Investment Date.

                                   ARTICLE IV
                             PURCHASE OF TSGH STOCK
                                  AND ACCOUNTS

    4.1 PURCHASE PRICE. The purchase price for each share of TSGH Stock shall be eighty-five percent (85%) of the lower of the Fair Market Value of such a share on the first business day of a month in which shares are purchased and the Fair Market Value of such a share on the last business day of any such month.

    4.2 METHOD OF PURCHASE AND INVESTMENT ACCOUNTS. As of each Investment Date, each Participating Employee shall be deemed without further action, to have purchased, the number of whole and fractional shares of TSGH Stock determined by dividing the amount of his or her payroll deductions not theretofore invested by the purchase price as determined in Section 4.1.

Records of such shares shall be maintained in separate Accounts for each Participating Employee. All cash dividends paid with respect to such shares shall be credited to each Participating Employee's Account and will automatically be reinvested in whole or fractional shares of TSGH Stock, unless the Participating Employee elects not to have such dividends reinvested.

    4.3 TITLE OF ACCOUNTS. Each Account may be in the name of the Participating Employee or, if he or she so indicates on the appropriate form, in his or her name jointly with another person, with right of survivorship. A Participating Employee who is a resident of a jurisdiction that does not recognize such a joint tenancy may have an Account in his or her name as tenant in common with another person, with right of survivorship.

    4.4 RIGHTS AS A STOCKHOLDER. At the time funds from a Participating Employee's payroll deduction are used to purchase TSGH Stock, he or she shall have all of the rights and privileges of a stockholder of TSGH with respect to whole shares purchased under the Plan whether or not certificates representing full shares have been issued. A Participating Employee shall not have any of the rights and privileges of a stockholder of TSGH with respect to fractional shares purchased under the Plan.

    4.5 RIGHTS NOT TRANSFERABLE. Rights granted under the Plan are not transferable by a Participating Employee and are exercisable during his or her lifetime only by him or her.

    4.6 ADJUSTMENT IN THE CASE OF CHANGES AFFECTING TSGH STOCK. In the event of a subdivision of outstanding shares of TSGH Stock, or the payment of a stock dividend thereon, the number of shares reserved or authorized to be reserved under this Plan shall be increased proportionately, and such other adjustment shall be made as may be deemed necessary or equitable by the Board of Directors. In the event of any other change affecting TSGH Stock, such adjustment shall be made as deemed equitable by the Board of Directors to give proper effect to such event, subject to the limitations of Section 424 of the Code.

                                   ARTICLE V
                     AMENDMENT AND TERMINATION OF THE PLAN

    5.1 AMENDMENT OF THE PLAN. The Board of Directors, or its designate, may at any time, or from time to time, amend the Plan in any respect; provided, however, that the Plan may not be amended in any way that will cause rights issued under it to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code, including stockholder approval if required.

    5.2 TERMINATION OF THE PLAN. The Plan and all rights of employees hereunder shall terminate: (a) on the Investment Date that Participating Employees become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase; or (b) at any time, at the discretion of the Board of Directors. If the Plan terminates under circumstances described in (a) above, reserved shares remaining as of the termination date shall be sold to Participating Employees pro rata based on the balances in the payroll deduction accounts. Any payroll deductions remaining after termination of the Plan and after the purchase of shares as described in the preceding sentence shall be refunded to the Participating Employees making such payroll deductions.

                                   ARTICLE VI
                                 MISCELLANEOUS

    6.1 ADMINISTRATION OF THE PLAN. The Plan shall be administered, at the expense of TSGH, by the Committee. The Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations shall be final and binding upon all persons.

    6.2 GOVERNMENTAL REGULATIONS. The Plan, and the grant and exercise of the rights to purchase shares hereunder, and TSGH's obligations to sell and deliver shares upon exercise of rights to purchase shares shall be subject to all applicable Federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may in the opinion of counsel for TSGH be required.

    6.3 INDEMNIFICATION OF COMMITTEE. Service on the Committee shall constitute service as a Director of TSGH so that members of the Committee shall be entitled to indemnification and reimbursement as Directors of TSGH pursuant to its Certificate of Incorporation, By-Laws, or resolutions of its Board of Directors or stockholders.

    6.4 THIRD PARTY BENEFICIARIES. None of the provisions of the Plan shall be for the benefit of or enforceable by any creditor of a Participating Employee. A Participating Employee may not create a lien on any portion of the cash balance accumulated in such Participating Employee's payroll deduction account or on any shares covered by a right to purchase before a stock certificate for such shares is issued for such Participating Employee's benefit.

    6.5 GENERAL PROVISIONS. The Plan shall neither impose any obligation on TSG or on any Subsidiary to continue the employment of any Eligible Employee, nor impose any obligation on any Eligible Employee to remain in the employ of TSG or of any Subsidiary. For purposes of the Plan, an employment relationship shall be deemed to exist between an individual and a corporation if, at the time of the determination, the individual was an "employee" of such corporation within the meaning of Section 423(a)(2) of the Code and the regulations and rulings interpreting such section. For purposes of the Plan, the transfer of an employee from employment with TSG to employment with a Subsidiary, or vice versa, shall not be deemed a termination of employment of the employee. Subject to the specific terms of the Plan, all employees granted rights to purchase shares hereunder shall have the same rights and privileges.

                                        By Order of the Board of Directors,

                                        Andrew B. Steinberg
                                        SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                        AND CORPORATE SECRETARY

    If you are planning to attend the annual meeting in person, you must bring the admission ticket printed on this page with you. You will be asked for this ticket at the stockholder registration desk at the annual meeting. If you do not have an admission ticket, other evidence of share ownership will be necessary to obtain admission to the annual meeting. See "Official Notice of Annual Meeting" for details.

                          (PLEASE CUT ALONG THIS LINE)

 -------------------------------------------------------------------------------

                         THE SABRE GROUP HOLDINGS, INC.

                      1997 ANNUAL MEETING ADMISSION TICKET

      The Annual Meeting of Stockholders of The SABRE Group Holdings, Inc.
          will be held at 1:00 P.M., CDT, on Wednesday, May 21, 1997, in the Park West Ballroom of The Omni Hotel Park West
                    at 1590 LBJ Freeway, Dallas, Texas 75234

                    TO ATTEND THIS MEETING YOU MUST PRESENT
                 THIS TICKET OR OTHER PROOF OF SHARE OWNERSHIP

(Doors will open at 12:00 P.M. NOTE: Cameras, tape recorders or other similar recording devices will not be allowed in the meeting room.)

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